Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-13372 on Form S-1, as amended, of American Tire Distributors, Inc. and American Tire Distributors Holdings, Inc. of our report dated December 12, 2008, except for Note 12, as to which the date is December 18, 2008, relating to the consolidated financial statements of Am-Pac Tire Dist., Inc and Subsidiary appearing in this Current Report on Form 8-K/A of American Tire Distributors Holdings, Inc. dated February 25, 2009.

/s/ Deloitte & Touche LLP

Los Angeles, CA

February 25, 2009